December 19, 2024

David S. Bratcher

Re:    Transition Agreement

Dear David,

This letter agreement (this “Transition Agreement”) confirms the transition of your responsibilities as President and Chief Executive Officer of MGP Ingredients, Inc. (the “Company”) effective at the close of business on December 31, 2024, and the terms of your continuing relationship with the Company as set forth herein.

Your employment with the Company will end effective as of the close of business on December 31, 2024 (the “Separation Date”). You hereby resign from your service as a member of the Company’s Board of Directors (the “Board”), and as an officer, manager or director of any subsidiaries of the Company, effective at the close of business on December 31, 2024, and will sign any such form of resignation to reflect the foregoing as may be requested by the Company for purposes of the Company’s corporate records.

While you are employed by the Company from the date of this Transition Agreement through December 31, 2024 (the “Transition Period”), (1) the Company will continue to pay you your current base salary, and (2) your current benefits will continue. During or after the Transition Period, you are not eligible for any additional incentive or equity-based compensation from the Company other than the continued base salary specified above and the Consideration and Supplemental Consideration described and defined below (subject to the terms and conditions of this Transition Agreement and the Release (as defined below)).

You will be paid for any accrued and unused vacation days and any unreimbursed expenses within thirty (30) days following the Separation Date.

Transition Services

During the Transition Period, you will remain in the role of President and Chief Executive Officer of the Company.

Commencing on January 1, 2025 and continuing for twenty-four (24) months, you agree to provide such transition assistance and advice on strategic matters (the “Consulting Services”) as may be reasonably requested by the CEO (including any Interim CEO) or the Board. These

Consulting Services are not provided according to a set schedule, but you agree to be reasonably available (at reasonable times and upon reasonable request) for the provision of such transition services, and you will perform the Consulting Services in a timely and professional manner using his best efforts and in compliance with applicable law and Company policies then in effect, but otherwise on your schedule and while working from your desired work location. You will report to the CEO or the Board, as requested, in connection with any Consulting Services.

Compensation Related to Separation

If: (1) you do not end your employment before the Separation Date, (2) you execute and deliver to the Company the enclosed Release (the “Release”) after the Separation Date and before expiration of the consideration period identified in the Release, (3) you do not revoke the Release during the revocation period identified in the Release, and (4) you comply with all terms of the Release, then, pursuant to the terms of your employment agreement with the Company effective January 1, 2024 (“Employment Agreement”), the Company will provide you with (collectively, the “Consideration”):

(a)$1,250,000, which is the amount equal to the product of two (2) times your base salary, less applicable withholdings, which shall be paid in equal installments on the Company’s regular payroll dates for a period of twenty four (24) months beginning on the Separation Date, provided that any installment payments due prior to the date that the Release becomes effective will be delayed and paid on the Company’s first scheduled payroll date following the effectiveness of the Release;

(b)the Pro-Rata Bonus (as defined in your Employment Agreement), to the extent earned under the STI award for fiscal 2024;

(c)the Pro-Rata LTI Award (as defined in your Employment Agreement), to the extent earned for LTI performance year 2024 in accordance with the Company’s LTI program; and

(d)the following RSUs (as defined in your Employment Agreement), which represent all RSUs that have been granted to you, but that have not vested as of the Separation Date, will remain outstanding and will vest to the same extent as if your employment with the Company continued through the expiration of the latest vesting period of the last RSU listed below, which is February 14, 2027:

Grant Date	Unvested Shares	Scheduled Vesting Date
2/14/2024	3,926	2/14/2025
2/14/2024	3,926	2/14/2026
2/14/2024	3,927	2/14/2027
2/16/2023	7,355	2/16/2026
2/10/2022	5,679	2/10/2025

In addition, if you satisfy all of the conditions identified above to receive the Consideration, and you take all steps necessary to continue your group health insurance coverage with the Company following the Separation Date (including completing and returning the forms necessary to elect coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), then, as additional consideration for your agreement to the terms of this Transition Agreement and the Release (including specifically your agreement to the non-competition covenant included in Section IV.A. of the Release), the Company will reimburse you for the cost of continuing COBRA coverage (based on the level of coverage elected by you immediately prior to the Separation Date) for the lesser of any of the following time periods: (1) a six (6) month period after the Separation Date, (2) until you otherwise become eligible for medical coverage as a result of other employment, or (3) when you are no longer eligible for COBRA coverage for any other reason (the “Supplemental Consideration”). For avoidance of doubt, your eligibility for the Supplemental Consideration under this Transition Agreement and the Release ends if you become eligible for any other employer-sponsored medical benefits, and you are obligated to notify the Company immediately if you obtain eligibility for other coverage. You are solely responsible for, and promise to pay, any income or other taxes, interest or penalties owed with respect to any Supplemental Consideration payment.

You agree that, apart from the Consideration and the Supplemental Consideration, you are not entitled to any payments or other consideration from the Company. Specifically, you agree that after the Separation Date, you no longer have any coverage or entitlement to benefits or contributions under any of Company’s benefit plans, except as stated herein or required by applicable law and with the exception of employee’s vested 401(k) account, including the right to continued health benefits under the COBRA per federal and/or state guidelines.

For avoidance of doubt, you acknowledge and agree that you are not entitled to receive, and will not receive, any severance pay or benefits under the Company’s Amended and Restated Executive Severance Plan or under any other Company plan or program related to your resignation or your ultimate separation from employment with the Company.

Continuing Obligations

You hereby reaffirm your commitments and obligations under Sections 7 and 8 of your Employment Agreement, which provisions shall remain in full force and effect in accordance with their terms.

Miscellaneous

Finally, you agree to return all records, correspondence, property, equipment and documents in your possession belonging to the Company or containing confidential information regarding the Company or its businesses no later than the Separation Date.

This Transition Agreement may be amended or modified only by an agreement in writing signed by you and an authorized representative of the Company.

Please confirm your agreement to the terms of this Transition Agreement by countersigning and returning it to Erika Lapish no later than 4:00 p.m. Central Time on December 19, 2024.

We thank you for your service to the Company and look forward to working with you during the Transition Period.

Sincerely,
/s/ Karen Seaberg
Karen Seaberg
Chairman of the Board

Enclosure: Release

Acknowledgement and Acceptance:

By signing below, I accept and agree to the terms and conditions of this Transition Agreement as set forth above.

/s/ David S. Bratcher             Date:      December 19, 2024
David S. Bratcher

RELEASE
This RELEASE AGREEMENT (“Agreement”) is entered into by and between, MGP Ingredients, Inc. and its present and future divisions, subsidiaries, successors, affiliates, and owners, and each of their directors, officers, managers, employees, trustees, employee benefit plans, employee benefit plan administrators, agents and representatives, affiliates, subsidiaries and successors (the “Company”) and David S. Bratcher (“Employee”). In consideration of the mutual covenants, conditions and promises set forth in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

I.    EMPLOYMENT SEPARATION

    A.    Separation Date. Employee’s last day of employment and service as an officer or director with the Company was December 31, 2024 (the “Separation Date”).

    B.    Effective Date. This Agreement will become effective on the eight (8th) calendar day after Employee’s execution of this Agreement, as set forth in Section III(B) below, provided that Employee does not exercise the Employee’s right to revoke as set forth in Section III(B) below.

II.    CONSIDERATION

    A.    Payments. In consideration and exchange for the promises contained herein, including in Sections III and IV below, and subject to Employee’s satisfaction of all conditions identified in in this Agreement, the Company agrees to provide Employee the Consideration and the Supplemental Consideration (as defined in the transition letter agreement dated December 19, 2024 (the “Transition Agreement”)).

III.    GENERAL WAIVER, RELEASE AND COVENANT NOT TO SUE BY EMPLOYEE
A.    Release and Covenant Not to Sue. In exchange for the Consideration and other promises herein, and as a material inducement to the Company to enter into this Agreement, Employee agrees, for himself, his heirs, executors, administrators, representatives, successors and assigns and anyone claiming by, through or for Employee, or anyone making a claim on Employee’s behalf, to irrevocably and unconditionally waive, release and forever discharge the Company, and its present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint ventures, representatives, successors, and assigns, and their past and present owners, directors, officers, managers, employees, stockholders, attorneys, agents, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever in their individual, corporate, or official capacities (collectively “Released Parties”), from any and all liability, actions, causes of actions, common law claims, statutory claims under state or federal law including any rights and claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Age Discrimination in Employment Act, the Sarbanes-Oxley Act, the Worker Adjustment Retraining Notification Act (“WARN”), Missouri Human Rights Act, Mo. Ann. Stat. §§ 213.010 to 213.137; Missouri Service Letter statute, Mo. Ann. Stat.§ 290.140; Missouri Minimum Wage Law, Mo. Ann. Stat. §§ 290.500 to 290.530; Missouri Wage Payment Law, Mo. Ann. Stat. §§ 290.010 to 290.590; Kansas Act Against Discrimination, K.S.A. § 44-1001, et seq.; Kansas Age Discrimination in Employment Act, K.S.A. § 44-1111, et seq.; Kansas Commission on Civil Rights Rules and Regulations, Kan. Admin. Regs. Vol. 1, Agency 21; Kansas Equal Pay Law, K.S.A. § 44.1205; Kansas Infectious Disease Act, K.S.A. § 65-6001, et seq.; Kansas Minimum Wage and Maximum Hour Law, K.S.A. 44.1201, et seq.; Kansas Statutory Provisions Regarding Discrimination Against Military Personnel, K.S.A. §§ 44-1125 to 44-1128; Kansas Statutory Provisions Regarding Discrimination or Retaliation Against Victims of Domestic Violence, K.S.A. §§ 44-1131 to 44-1133, and any state’s human rights act, wage payment act, civil rights laws, or similar laws, any law governing any aspect of employment, and any amendments thereto, any claim under any state or federal common law, statute, regulation or ordinance, breach of contract claims, negligence and/or gross negligence claims, bad faith claims, breach of any collective bargaining agreement claims, and all demands, damages expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which Employee may now or hereafter have against the Released Parties and/or have on account of, arising out of, or in connection with all interactions, transactions or contracts, express or implied, between Employee and the Released Parties, including, but not limited to Employee’s employment and the ending thereof, or any acts, transactions, or occurrences between the Employee and the Released Parties through the date of this Agreement.
Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”) and/or any equivalent state law, Employee admits that Employee has received from the Company all rights and benefits, if any, potentially due to Employee pursuant to the FLSA and/or any other relevant laws. It is the parties’ intent to release all claims which can legally be released, as such, this release does not apply to those claims which as a matter of law cannot be released. Employee states that Employee is aware of no facts (including any injuries or illnesses) which might lead to Employee's filing of a workers’ compensation claim against the Released Parties, and Employee warrants and agrees that Employee has not suffered any work injury that Employee has not previously disclosed to the Company.
Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies. On the other hand, Employee waives and releases any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against the Company or any resulting civil proceeding or lawsuit that may be commenced on Employee’s behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Agreement. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act, and nothing in this Agreement prohibits or restricts Employee’s ability to discuss or disclose allegations relating to sexual harassment or sexual assault.
THIS MEANS THAT BY SIGNING THIS AGREEMENT EMPLOYEE WILL HAVE WAIVED ANY RIGHT HE MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES, INCLUDING, BUT NOT LIMITED TO, CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR ANY ACTS, TRANSACTIONS, OR OCCURRENCES BETWEEN EMPLOYEE AND THE RELEASED PARTIES THAT TOOK PLACE AT ANY TIME, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.
B.    Acknowledgements. Employee acknowledges that Employee has read and understands this Agreement, and Employee specifically acknowledges the following:

(1)    That Employee has been advised by the Company to consult with an attorney, and has had the opportunity to consult with an attorney, before signing this Agreement;

(2)    That Employee has twenty-one (21) calendar days from the date on which Employee receives this Agreement or the Separation Date, whichever is later and not including the date on which Employee receives this Agreement or the Separation Date (as applicable) (the “Consideration Period”), in which to consider and sign this Agreement and Employee understands this signed Agreement must be returned to the Company, in care of Erika Lapish, Vice President, Chief Human Resources Officer, 100 Commercial Street, Atchison, Kansas 66002 either by hand, email or mail, no later than the last day of such 21-day period;

(3)    That Employee is waiving age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., and all amendments thereto, as part of the release of claims as described in Section III(A) above;

(4)    That if Employee signs this Agreement, Employee may revoke this Agreement within seven (7) calendar days after the date on which Employee signs this Agreement, not counting the day in which Employee signs this Agreement. To be effective, any revocation must be in writing and delivered to the Company, in care of Erika Lapish, Vice President, Chief Human Resources Officer, 100 Commercial Street, Atchison, Kansas 66002 either by hand, email or mail, within the applicable 7-day period. Should Employee exercise Employee’s right to revoke this Agreement pursuant to the terms of this Section, Employee will have no right to the Consideration or the Supplemental Consideration described in Section II herein; and

(5)     That Employee states and warrants that the information provided in this Agreement provide sufficient information for Employee to knowingly and voluntarily release any claims based upon the ADEA.

C.    Continuing Rights. Nothing in Section III(A) or in Section IV of this Agreement limits Employee’s right to: (1) elect any rights to health care coverage under COBRA or applicable state law; (2) apply for unemployment compensation benefits (the Company does not decide whether Employee will receive such benefits); (3) pursue claims for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws; (4) pursue claims that may arise after Employee signs this Agreement; (5) enforce this Agreement; or (6) indemnification under any applicable indemnification policy of the Company, including without limitation, any general liability or “directors and officers” insurance policy, the Company’s governing documents or applicable law.

IV.        POST-SEPARATION OBLIGATIONS
A.    Ongoing Restrictive Covenants and Non-Competition Covenant. Employee hereby reaffirms Employee’s commitments and obligations under Sections 7 and 8 of his employment agreement effective January 1, 2024 (the “Employment Agreement”), which provisions shall remain in full force and effect in accordance with their terms. In addition, in consideration for the Company providing the Supplemental Consideration, Employee agrees that for a period ending on the Final Vesting Date (as defined in the Employment Agreement), Employee shall not, directly or indirectly, including as an owner (other than less than 2% ownership in any publicly-traded company), employee, independent contractor, agent, representative, or other relationship of or with any company or business, engage in any business activity which is competitive with, or substantially similar, to the business engaged in by the Company, with Employee specifically agreeing that Employee’s acknowledgement and agreement with respect to reasonableness as set forth in Section 7(d) of the Employment Agreement also applies to this non-competition covenant. For avoidance of doubt, Employee hereby agrees and acknowledges that the “Final Vesting Date” for purposes of Employee’s ongoing restrictions under Section 7 of the Employment Agreement and Employee’s non-competition obligation under this Section IV(A) is February 14, 2027.

B.    Non-Admission of Liability. Employee and the Company acknowledge and agree that this Agreement does not constitute an admission concerning any liability or wrongdoing on the part of either the Company or Employee, and each party expressly denies any such liability or violation.

C.    Governing Law and Venue. This Agreement is made and shall be enforced pursuant to the laws of the State of Kansas without regard to its conflict of laws principles. The Parties agree that any and all litigation surrounding Employee’s employment, the ending thereof, or this Agreement will be subject to the substantive laws of Kansas.
D.    Expenses. In the event of any litigation between Employee and the Company relating to this Agreement or the Transition Agreement and their rights hereunder or thereunder, the prevailing party shall be entitled to recover all reasonable litigation costs and reasonable attorneys’ fees and expenses from the non-prevailing party (limited to one counsel for such party and one local counsel, if appropriate).
E.    Non-Assignment of Claims. Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third-party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

F.    Severability. Each provision of this Agreement is intended to be severable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable in any respect, the rest of the Agreement will remain in force.

G.    Section 409A. The payments under this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) and will be construed and administered in accordance with Section 409A or an applicable exemption to the maximum extent possible. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to the separation pay plan exception and/or the short-term deferral exception will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement shall only be made in the event of a “separation from service” under Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid on the first business day after the end of such six-month period, or, if earlier, within 15 days after Employee’s death. If any payment subject to Section 409A could occur in either of two years, the payment will occur in the later year. Nothing herein shall be construed as a guarantee of any particular tax treatment. Company makes no representation that this Agreement or any payments hereunder comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that Employee may incur under Section 409A.

H.    Entire Agreement; Modification. The parties agree that the Transition Agreement and this Agreement are the entire agreements between the parties with respect to the subject matter of the Transition Agreement and this Agreement. This Agreement overrides and replaces all prior negotiations and terms proposed or discussed, whether in writing or orally, about the subject matter of this Agreement, with the exception of the Transition Agreement, Sections 7 and 8 of the Employment Agreement, and the outstanding RSU award agreements between Employee and the Company, which shall remain in full force and effect, and/or any other obligations which, by their terms or by operation of law, survive the ending of Employee’s employment with the Company. In such event, the confidentiality obligations of this Agreement will supplement, but not replace, such agreement or agreements. No modification of this Agreement will be valid unless it is in writing identified as an Amendment to the Agreement and is signed by Employee and an authorized representative of the Company.

I.     Clawback. Employee acknowledges that all incentive compensation previously paid is subject to recovery by the Company pursuant to any compensation recovery policy adopted by the Board of Directors or the Human Resources and Compensation Committee of the Company at any time, as amended from time to time, including but not limited to a policy adopted in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder, and any applicable listing rules or other rules and regulations implementing the foregoing, or as otherwise required by law.

**********SIGNATURE ON FOLLOWING PAGE**********

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, AND KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF EMPLOYEE’S OWN FREE WILL.

David S. Bratcher

_____________________________________
Date: ________________________________

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